EXHIBIT 11

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Nine Months Ended July 27, 2001 and July 31, 2000
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 27, 2001	July 31, 2000	July 27, 2001	July 31, 2000
Basic
Net Earnings Before Cumulative Effect of a Change in Accounting	$ 9,229	$ 9,694	$ 25,475	$ 21,457
Cumulative Effect of a Change in Accounting for Derivative Financial Instruments, Net of Tax	-	-	(403)	-
Net Earnings	$ 9,229	$ 9,694	$ 25,072	$ 21,457
Weighted Average Number of Shares Outstanding - Basic	20,682	17,376	19,285	17,362
Net Earnings per Share Before Cumulative Effect of a Change in Accounting - Basic	$ .45	$ .56	$ 1.32	$ 1.24
Cumulative Effect of a Change in Accounting - Basic	-	-	(.02)	-
Net Earnings per Share - Basic	$ .45	$ .56	$ 1.30	$ 1.24

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Nine Months Ended July 27, 2001 and July 31, 2000
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 27, 2001	July 31, 2000	July 27, 2001	July 31, 2000
Diluted

Net Earnings Before Cumulative Effect of a Change in Accounting	$ 9,229	$ 9,694	$ 25,475	$ 21,457
Cumulative Effect of a Change in Accounting for Derivative Financial Instruments, Net of Tax	-	-	(403)	-
Net Earnings	$ 9,229	$ 9,694	$ 25,072	$ 21,457
Weighted Average Number of Shares Outstanding	20,682	17,376	19,285	17,362
Net Shares Assumed to be Issued for Stock Options	381	264	411	214
Weighted Average Number of Shares and Equivalent Shares Outstanding - Diluted	21,063	17,640	19,696	17,576
Net Earnings per Share Before Cumulative Effect of a Change in Accounting - Diluted	$ .44	$ .55	$ 1.29	$ 1.22
Cumulative Effect of a Change in Accounting - Diluted	-	-	(.02)	-
Net Earnings per Share - Diluted	$ .44	$ .55	$ 1.27	$ 1.22